Filed Pursuant to Rule 433

Registration No. 333-202524

December 12, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Stock-Linked Underlying Supplement dated March 5, 2015)

Linked to the Least Performing of Chevron Corporation, EOG Resources, Inc., and Pioneer Natural Resources Company.

►	Quarterly contingent coupon payments at a rate of at least 3.0875% (equivalent to at least 12.35% per annum) (to be determined on the Pricing Date), payable if the closing price of each Underlying on the applicable coupon observation date is greater than or equal to 70% of its initial price

►	Callable quarterly at the principal amount plus the applicable contingent coupon on or after March 14, 2018 if the closing price of each Underlying is at or above its initial price

►	If the Notes are not called and the Least Performing Underlying declines by more than 30.00%, you will receive shares of the Least Performing Underlying; in that case, there is full exposure to declines in the Least Performing Underlying and you will lose all or a portion of your principal amount

►	Approximately 2 year maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $940.00 and $970.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% and structuring fees of 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discount and structuring fee exceed 2.25%. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximately 2 years, if not called prior to maturity
Reference Asset	The common stock of Chevron Corporation (NYSE symbol: CVX), EOG Resources, Inc. (NYSE symbol: EOG), and Pioneer Natural Resources Company (NYSE symbol: PXD) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Initial Level on any Call Observation Date on or after March 14, 2018.(2)
In that case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date[2]
Contingent Coupon Rate	At least 3.0875% (equivalent to at least 12.35% per annum) (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on a Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on a Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	With respect to each Underlying, 70% of its Initial Price
Barrier Price	With respect to each Underlying, 70% of its Initial Price
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a payment on the Maturity Date, calculated as follows:

■  If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:

A cash payment of $1,000 + final Contingent Coupon

■  If the Reference Return of any Underlying is less than -30.00%:

The Physical Delivery Amount in shares of the Least Performing Underlying.
If the Final Price of the Least Performing Underlying is less than its Barrier Price, you may lose up to 100% of the Principal Amount at maturity.

Physical Delivery Amount	A number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Price of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying.
Reference Return	With respect to each Underlying, Final Price – Initial Price Initial Price
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	December 13, 2017
Pricing Date	December 13, 2017
Original Issue Date	December 18, 2017
Final Valuation Date(3)	December 13, 2019
Maturity Date(3)	December 18, 2019
CUSIP/ISIN	40435J737 / US40435J7375

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Call Observation Dates, Call Payment Dates and Coupon Payment Dates.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement

The Notes

The Notes may be suitable for investors who believe that the price of the Underlyings will not decrease significantly over the term of the Notes. So long as the Official Closing Price of each Underlying on a Coupon Observation Date is greater than or equal to its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of each Underlying is at or above its Initial Price on any Coupon Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not automatically called and the Final Price of any Underlying is less than its Barrier Price, you will lose 1% of your principal for every 1% decline in price of that Least Performing Underlying, to be paid out in shares of the Least Performing Underlying.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called, whether the Official Closing Price of each Underlying on a Coupon Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Price of any Underlying is greater than or equal to its Barrier Price. If your Notes are not automatically called, you will lose some or all of your Principal Amount at maturity if the Final Price of the Least Performing Underlying is less than its Barrier Price. Even with any Contingent Coupon, your yield on an investment in the Notes may be negative.

Information about the Reference Asset

Chevron Corporation is an integrated energy company with operations in countries located around the world. The company produces and transports crude oil and natural gas. Chevron also refines, markets, and distributes fuels, as well as is involved in chemical and mining operations, power generation, and energy services.

EOG Resources, Inc. explores, develops, produces, and markets natural gas and crude oil. The company operates in major producing basins in the United States, Canada, Trinidad, the United Kingdom North Sea, China, and from time to time select other international areas.

Pioneer Natural Resources Company is an independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States.

The graphs above illustrate the performance of the Underlyings from January 1, 2008 through December 8, 2017. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Information Relating to the Underlyings” beginning on page FWP-11. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

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HSBC USA Inc.
Autocallable Contingent Income Barrier Notes

This free writing prospectus relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the common stock of Chevron Corporation, EOG Resources, Inc., and Pioneer Natural Resources Company. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stock of Chevron Corporation (NYSE symbol: CVX), EOG Resources, Inc. (NYSE symbol: EOG), and Pioneer Natural Resources Company (NYSE symbol: PXD) (each an “Underlying” and together the “Underlyings”)
Trade Date:	December 13, 2017
Pricing Date:	December 13, 2017
Original Issue Date:	December 18, 2017
Final Valuation Date:	December 13, 2019, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be December 18, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	If the Official Closing Price of each Underlying is at or above its Initial Price on any Coupon Observation Date up to and including September 13, 2019, the Notes will be automatically called, and you will receive the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Coupon Observation Dates:	March 14, 2018, June 13, 2018, September 13, 2018, December 13, 2018, March 13, 2019, June 13, 2019, September 13, 2019 and the Final Valuation Date, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment Dates:	March 19, 2018, June 18, 2018, September 18, 2018, December 18, 2018, March 18, 2019, June 18, 2019, September 18, 2019 and the Maturity Date, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	March 19, 2018, June 18, 2018, September 18, 2018, December 18, 2018, March 18, 2019, June 18, 2019, and September 18, 2019, each subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Contingent Coupon Rate:	At least 3.0875% per quarter (equivalent to at least 12.35% per annum) (to be determined on the Pricing Date)
Contingent Coupon:

If the Official Closing Price of each of the Underlyings is greater than or equal to its Coupon Trigger on a Coupon Observation Date, you will receive the Contingent Coupon of at least $30.875 per $1,000 (to be determined on the Pricing Date) in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on a Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

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Coupon Trigger:	With respect to each Underlying, 70% of its Initial Price.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a payment on the Maturity Date, calculated as follows:

■  If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:

$1,000 + final Contingent Coupon.

■  If the Reference Return of any Underlying is less than -30.00%:

The Physical Delivery Amount in shares of that Least Performing Underlying.

If the Final Price of the Least Performing Underlying is less than its Barrier Price, you may lose up to 100% of the Principal Amount.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Physical Delivery Amount:	A number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Price of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying. The Physical Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes―Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Barrier Price:	With respect to each Underlying, 70% of its Initial Price.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Official Closing Price:	With respect to each Underlying, its closing price on any scheduled trading day as determined by the calculation agent based upon the value displayed on the relevant Bloomberg Professional® service page (with respect to CVX, “CVX UN <EQUITY>”, with respect to EOG, “EOG UN <EQUITY>”, and with respect to PXD, “PXD UN <EQUITY>”) or, for each Underlying, any successor page on the Bloomberg Professional® service or any successor service, as applicable, subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	40435J737 / US40435J7375
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any of the Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each of the Underlyings is at or above its Initial Price on any Coupon Observation Date, up to and including September 13, 2019. If the Notes are automatically called, investors will receive on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount, together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Coupon Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 12.35% per annum (at least $30.875 per $1,000 in Principal Amount per quarter, if payable) (to be determined on the Pricing Date).

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a payment equal to the Final Settlement Value determined as follows:

■  If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:

$1,000 + final Contingent Coupon

■  If the Reference Return of any Underlying is less than -30.00%:

The Physical Delivery Amount in shares of the Least Performing Underlying.

If the Final Price of the Least Performing Underlying is less than its Barrier Price, you may lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶   You believe that the Official Closing Price of each Underlying will be at or above its Coupon Trigger on each Coupon Observation Date, and the Final Price of the Least Performing Underlying will be at or above its Barrier Price.

▶   You seek a quarterly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of at least 12.35% per annum (to be determined on the Pricing Date) if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

▶   You do not seek an investment that provides an opportunity to participate in the appreciation the Underlyings.

▶   You are willing to receive shares of the Least Performing Underlying as payment on the Notes if the Final Price of the Least Performing Underlying is below its Barrier Price.

▶   You are willing to make an investment that is exposed to the potential downside performance of the Underlyings on a 1-to-1 basis if the Reference Return of each Underlying is less than -30.00%.

▶   You are willing to lose up to 100% of the Principal Amount.

▶   You are willing to hold Notes that will be automatically called on any Coupon Observation Date up to and including September 13, 2019 on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise willing to hold the Notes to maturity.

▶   You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on the Underlyings.

▶   You do not seek an investment for which there will be an active secondary market.

▶   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶   You believe that the Official Closing Price of at least one Underlying will be below its Coupon Trigger on each Coupon Observation Date, including the Final Valuation Date, and the Final Price of the Least Performing Underlying will be below its Barrier Price.

▶   You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶   You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶   You are unwilling to receive shares of the Least Performing Underlying as payment on the Notes if the Final Price of the Least Performing Underlying is below its Barrier Price.

▶   You are unwilling to make an investment that is exposed to the potential downside performance of the Underlyings on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than -30%.

▶   You seek an investment that provides full return of principal at maturity.

▶   You are unable or unwilling to hold Notes that will be automatically called on any Coupon Observation Date up to and including September 13, 2019 on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶   You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Underlyings.

▶   You seek an investment for which there will be an active secondary market.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Underlyings. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that if the Notes are not automatically called and the Final Price of the Least Performing Underlying is less than its Barrier Price, we will pay you in shares of the Least Performing Underlying. In that case, you will be exposed to any negative Reference Return on a 1-to-1 basis, and the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes. You may lose up to 100% of your investment at maturity.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of each Underlying on a Coupon Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of each Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of the Underlyings.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Price of the Least Performing Underlying is equal to or greater than its Barrier Price, regardless of any appreciation in the prices of the Underlyings, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

You are exposed to the market risk of all of the Underlyings, with respect to both the Contingent Coupons, if any, and the payment at maturity, if any.

Your return on the Notes is not linked to a basket consisting of the 3 equity securities. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the Underlyings. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlyings. To receive any contingent coupons, each Underlying must close at or above their respective Coupon Triggers on the applicable Coupon Observation Date. In addition, if any Underlying has decreased to below its respective Barrier Price as of the Final Valuation Date, you will be fully exposed to the decrease in the Least Performing Underlying on a 1 to 1 basis, even if the other Underlyings have appreciated. Under this scenario, the payment at maturity will be less than 70% of the Principal Amount and could be zero. Accordingly, your investment is subject to the market risk of each of the Underlyings.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With 3 Underlyings, it is more likely that one or more of the Underlyings will close below its respective Coupon Trigger on any Coupon Observation Date (including the Final Valuation Date) and below its respective Barrier Price on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its initial price on a quarterly Coupon

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Observation Date in order for the Notes to be called prior to maturity, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Least Performing Underlying after the Final Valuation Date.

If the Final Price of the Least Performing Underlying is less than its Barrier Price, we will deliver to you at maturity the Physical Delivery Amount in shares of the Least Performing Underlying. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Least Performing Underlying or that there will be liquidity in that trading market.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

FWP-9

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the prices of the Underlyings at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of any Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Observation Date but then decreases on that Coupon Observation Date to a price that is less than its Coupon Trigger, the Contingent Coupon will not be payable for that Coupon Observation Date. Similarly, if the Notes are not called, even if the price of the Least Performing Underlying is greater than or equal to its Barrier Price during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than its Barrier Price, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the price of the Least Performing Underlying prior to such decrease. Although the actual prices of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective prices on the Coupon Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the applicable Coupon Observation Dates.

Higher Contingent Coupon payments or lower Barrier Prices are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the price of the Underlyings. The greater the expected volatility with respect to the Underlyings on the Pricing Date, the higher the expectation as of the Pricing Date that the price of the Underlyings could close below their respective Barrier Price on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Price or a higher Contingent Coupon payment) than for similar securities linked to the performance of the Underlyings with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon payment may indicate an increased risk of loss. Further, a relatively lower Barrier Price may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Underlyings can change significantly over the term of the Notes. The price of the Underlyings for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose some or all of your principal at maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

FWP-10

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Concentration of Investment in Energy Sector

All of the Underlyings are concentrated in the following industries: oil, gas and consumable fuels and energy equipment and services. Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general.

Risks Associated with the Energy Sector

The Underlyings are companies that develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of the Underlyings. The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the OPEC to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the Underlyings.

FWP-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Least Performing Underlying relative to its Initial Price. We cannot predict the Official Closing Price of any of the Underlyings on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any of the Underlyings or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Least Performing Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Price of the Least Performing Underlying:	$100.00*
▶	Hypothetical Barrier Price:	$70.00, 70% of the Initial Price
▶	Hypothetical Coupon Trigger:	$70.00, 70% of the Initial Price
▶	Hypothetical Contingent Coupon Rate:	12.35% per annum (3.0875% for each quarter in which it is payable). The actual Contingent Coupon Rate will be at least 12.35% per annum and will be determined on the Pricing Date. If the Official Closing Price of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $247.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Price of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price of each Underlying will be set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Coupon Observation Date	Notes Are Not Called on Any Coupon Observation Date
	Example 1	Example 2	Example 3
Initial Price	$100.00	$100.00	$100.00
Barrier Price	$70.00	$70.00	$70.00
Coupon Trigger	$70.00	$70.00	$70.00
Official Closing Price / Percentage Change on the First Coupon Observation Date	$80.00/-20.00%	$65.00/-35.00%	$65.00/-35.00%
Official Closing Price / Percentage Change on the Second Coupon Observation Date	$90.00/-10.00%	$85.00/-15.00%	$65.00/-35.00%
Official Closing Price / Percentage Change on the Third Coupon Observation Date	$105.00/5.00%	$70.00/-30.00%	$60.00/-40.00%
Official Closing Price / Percentage Change on the Fourth Coupon Observation Date	N/A	$65.00/-35.00%	$65.00/-35.00%
Official Closing Price / Percentage Change on the Fifth Coupon Observation Date	N/A	$65.00/-35.00%	$65.00/-35.00%
Official Closing Price / Percentage Change on the Sixth Coupon Observation Date	N/A	$70.00/-30.00%	$60.00/-40.00%
Official Closing Price / Percentage Change on the Seventh Coupon Observation Date	N/A	$85.00/-15.00%	$65.00/-35.00%
Official Closing Price / Percentage Change on the Final Valuation Date	N/A	$75.00/-25.00%	$60.00/-40.00%
Contingent Coupon Payment Amounts over the Term of the Notes	3 x $30.875 = $92.625	5 x $30.875 = $154.375	0 x $30.875 = $0.00
Principal Amount Payment if Notes are Called	$1,000	N/A	N/A
Principal Amount Payment at Maturity	N/A	$1,000	$1,000 + $1,000 x -40.00% = $600.00*
Return of the Notes	9.2625%	15.4375%	-40.00%

** If the Final Price of the Least Performing Underlying is less than its Barrier Price, we will pay you 10 shares of the Least Performing Underlying. The value of the 10 shares is based on the Final Price of the Least Performing Underlying.

FWP-12

Example 1—The Official Closing Price of each Underlying on the third Coupon Observation Date is greater than or equal to its Initial Price and each Underlying closed at or above its Coupon Trigger on the two prior Coupon Observation Dates.

Underlying	Initial Price	Final Price
CVX	$100.00	$130.00 (130.00% of Initial Price)
EOG	$100.00	$120.00 (120.00% of Initial Price)
PXD	$100.00	$105.00 (105.00% of Initial Price)

Return of the Least Performing Underlying:	105.00%
Principal Amount plus Contingent Coupon:	$1,030.875

Because the Official Closing Price of each Underlying on the third Coupon Observation Date is at or above its Initial Price, the Notes will be called and you will receive $1,030.875 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $61.75 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,092.625 per Note, resulting in a 9.2625% return on the Notes.

Example 2— The Notes are not called, the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price, and the Least Performing Underlying closed at or above its Coupon Trigger on four of the seven Coupon Observation Dates prior to the Final Valuation Date.

Underlying	Initial Price	Final Price
CVX	$100.00	$75.00 (75.00% of Initial Price)
EOG	$100.00	$80.00 (80.00% of Initial Price)
PXD	$100.00	$90.00 (90.00% of Initial Price)

Chevron Corporation (“CVX”) is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	75.00%
Final Settlement Value:	$1,030.875

Because the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $30.875 = $1,030.875

When added to each of the previous four Contingent Coupon payments of $30.875 received in respect of prior Coupon Observation Dates, we will have paid you a total of $1,154.375 per Note, resulting in a 15.4375% return on the Notes.

FWP-13

Example 3— The Notes are not called, the Final Price of the Least Performing Underlying is less than its Barrier Price, and the Least Performing Underlying did not close at or above its Coupon Trigger on any Coupon Observation Date.

Underlying	Initial Price	Final Price
CVX	$100.00	$60.00 (60.00% of Initial Price)
EOG	$100.00	$80.00 (80.00% of Initial Price)
PXD	$100.00	$90.00 (90.00% of Initial Price)

Chevron Corporation (“CVX”) is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	60.00%
Final Settlement Value:	$600.00

Because the Final Price of the Least Performing Underlying is less than its Barrier Price, you will receive $600.00 per $1,000 in Principal Amount, calculated as follows:

Final Price – Initial Price
Initial Price

= ($60.00– $100.00) / $100.00 = -40.00%

Final Settlement Value = Principal Amount/Initial Price of the Least Performing Underlying.

= $1,000/$100.00 = 10 shares of the Least Performing Underlying

The value of these shares based on the Final Price of the Least Performing Underlying is $600.00. Because there was no Contingent Coupon payable in respect of the prior Coupon Observation Dates, we will pay you a total of $600.00, resulting in a -40.00% return on the Notes. Because the Reference Return is less than -30.00%, you would receive the Physical Delivery Amount, or 10 shares of the Least Performing Underlying per $1,000 Principal Amount. As of the Valuation Date, these shares would have a value of $600.00 (10 shares multiplied by the Final Price of $60.00). Under these circumstances, the value of the Physical Delivery Amount would represent a loss of -40.00% of your principal amount.

If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will be exposed to any decrease in the price of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

FWP-14

INFORMATION RELATING TO THE UNDERLYINGS

Description of Chevron Corporation

Chevron Corporation is an integrated energy company with operations in countries located around the world. The company produces and transports crude oil and natural gas. Chevron also refines, markets, and distributes fuels, as well as is involved in chemical and mining operations, power generation, and energy services. Information filed by the Underlying with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00368 or its CIK Code: 0000093410.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of this Underlying for each quarter in the period from January 2, 2008 through December 8, 2017. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Underlying should not be taken as an indication of future performance of this Underlying.				The graph below illustrates the daily performance of this Underlying from January 2, 2008 through December 8, 2017 based on information from the Bloomberg Professional® service. Past performance of this Underlying is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	94.61	77.51	85.36
June 30, 2008	103.09	85.36	99.13
September 30, 2008	99.13	77.50	82.48
December 31, 2008	82.48	57.83	73.97
March 31, 2009	77.35	56.46	67.24
June 30, 2009	72.67	63.75	66.25
September 30, 2009	72.64	61.40	70.43
December 31, 2009	79.64	68.14	76.99
March 31, 2010	80.88	70.13	75.83
June 30, 2010	82.83	67.86	67.86
September 30, 2010	81.28	67.31	81.05
December 31, 2010	91.60	80.97	91.25
March 31, 2011	108.01	90.41	107.43
June 30, 2011	109.66	97.90	102.84
September 30, 2011	109.43	90.01	92.52
December 31, 2011	109.64	89.88	106.40
March 31, 2012	111.19	102.85	107.24
June 30, 2012	108.30	96.41	105.50
September 30, 2012	117.85	103.88	116.56
December 31, 2012	117.96	101.52	108.14
March 30, 2013	121.18	108.14	118.82
June 30, 2013	126.43	114.81	118.34
September 30, 2013	127.76	117.70	121.50
December 31, 2013	125.23	116.13	124.91
March 31, 2014	125.07	109.52	118.91
June 30, 2014	132.98	116.69	130.55
September 30, 2014	134.85	119.32	119.32
December 31, 2014	119.95	100.86	112.18
March 31, 2015	112.78	101.62	104.98
June 30, 2015	111.73	96.47	96.47
September 30, 2015	96.47	70.02	78.88
December 31, 2015	98.14	78.34	89.96
March 31, 2016	97.69	78.98	95.40
June 30, 2016	104.83	92.67	104.83
September 30, 2016	107.03	97.70	102.92
December 31, 2016	118.77	99.92	117.70
March 31, 2017	117.85	106.28	107.37
June 30, 2017	109.43	103.11	104.33
September 30, 2017	117.99	103.04	117.50
December 8, 2017.*	120.84	113.54	119.92

* This document includes, for the fourth calendar quarter of 2017, data for the period from October 1, 2017 through December 8, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

FWP-15

Description of EOG Resources, Inc.

EOG Resources, Inc. explores, develops, produces, and markets natural gas and crude oil. The company operates in major producing basins in the United States, Canada, Trinidad, the United Kingdom North Sea, China, and from time to time select other international areas. Information filed by EOG with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09743 or its CIK Code: 0000821189.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of this Underlying for each quarter in the period from January 2, 2008 through December 8, 2017. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Underlying should not be taken as an indication of future performance of this Underlying.				The graph below illustrates the daily performance of this Underlying from January 2, 2008 through December 8, 2017 based on information from the Bloomberg Professional® service. Past performance of this Underlying is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	63.48	41.24	60.00
June 30, 2008	71.71	60.00	65.60
September 30, 2008	65.77	42.20	44.73
December 31, 2008	44.87	29.80	33.29
March 31, 2009	35.56	22.80	27.38
June 30, 2009	38.81	27.38	33.96
September 30, 2009	42.02	30.29	41.76
December 31, 2009	50.29	40.38	48.65
March 31, 2010	50.19	44.12	46.47
June 30, 2010	56.86	46.47	49.19
September 30, 2010	53.41	43.31	46.49
December 31, 2010	50.67	44.15	45.71
March 31, 2011	59.84	45.71	59.26
June 30, 2011	59.26	49.14	52.28
September 30, 2011	53.29	35.51	35.51
December 31, 2011	52.45	34.21	49.26
March 31, 2012	58.81	49.26	55.55
June 30, 2012	56.78	41.98	45.06
September 30, 2012	58.81	44.47	56.03
December 31, 2012	62.19	54.39	60.40
March 30, 2013	67.05	60.40	64.04
June 30, 2013	68.95	56.72	65.84
September 30, 2013	86.05	65.84	84.64
December 31, 2013	92.58	78.13	83.92
March 31, 2014	98.58	80.87	98.09
June 30, 2014	117.98	97.06	116.86
September 30, 2014	117.10	99.02	99.02
December 31, 2014	101.74	83.76	92.07
March 31, 2015	96.92	83.68	91.69
June 30, 2015	99.74	86.25	87.55
September 30, 2015	87.55	68.36	72.80
December 31, 2015	88.45	69.81	70.79
March 31, 2016	76.50	60.24	72.58
June 30, 2016	85.42	70.31	83.42
September 30, 2016	96.71	78.70	96.71
December 31, 2016	108.01	90.42	101.10
March 31, 2017	105.48	93.38	97.55
June 30, 2017	98.57	87.04	90.52
September 30, 2017	97.32	83.15	96.74
December 8, 2017.*	106.96	95.76	100.39

* This document includes, for the fourth calendar quarter of 2017, data for the period from October 1, 2017 through December 8, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

FWP-16

Description of Pioneer Natural Resources Company

Pioneer Natural Resources Company is an independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States. Information filed by PXD with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13245 or its CIK Code: 0001038357.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of this Underlying for each quarter in the period from January 2, 2008 through December 8, 2017. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Underlying should not be taken as an indication of future performance of this Underlying.				The graph below illustrates the daily performance of this Underlying from January 2, 2008 through December 8, 2017 based on information from the Bloomberg Professional® service. Past performance of this Underlying is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	49.90	38.48	49.12
June 30, 2008	79.56	49.98	78.28
September 30, 2008	79.73	49.36	52.28
December 31, 2008	50.33	14.43	15.85
March 31, 2009	20.08	12.10	16.47
June 30, 2009	29.87	16.50	25.50
September 30, 2009	36.36	22.29	36.29
December 31, 2009	49.55	34.39	49.04
March 31, 2010	56.32	43.62	56.32
June 30, 2010	71.66	56.40	59.45
September 30, 2010	66.89	55.84	65.03
December 31, 2010	87.53	65.56	86.94
March 31, 2011	102.86	87.52	101.92
June 30, 2011	104.66	83.66	89.57
September 30, 2011	99.53	65.77	65.77
December 31, 2011	94.54	61.82	89.48
March 31, 2012	116.24	92.63	111.59
June 30, 2012	116.16	78.78	88.21
September 30, 2012	113.16	82.80	104.40
December 31, 2012	109.34	101.65	106.59
March 30, 2013	132.45	109.75	124.25
June 30, 2013	154.65	110.17	144.75
September 30, 2013	188.80	148.73	188.80
December 31, 2013	224.95	176.43	184.07
March 31, 2014	204.51	164.78	187.14
June 30, 2014	233.07	181.60	229.81
September 30, 2014	232.28	194.69	196.97
December 31, 2014	189.82	130.60	148.85
March 31, 2015	166.50	134.93	163.51
June 30, 2015	180.23	137.38	138.69
September 30, 2015	138.66	107.24	121.64
December 31, 2015	149.25	115.71	125.38
March 31, 2016	143.08	107.75	140.74
June 30, 2016	168.72	138.44	151.21
September 30, 2016	188.31	148.83	185.65
December 31, 2016	193.24	171.11	180.07
March 31, 2017	198.90	174.95	186.23
June 30, 2017	190.44	154.27	159.58
September 30, 2017	163.94	127.94	147.54
December 8, 2017.*	161.67	142.16	155.90

* This document includes, for the fourth calendar quarter of 2017, data for the period from October 1, 2017 through December 8, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

FWP-17

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% and structuring fees of 0.25% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discount and structuring fee exceed 2.25%.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other

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authorities by the Underlyings, and consult your tax advisor regarding the possible consequences to you if any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss on the receipt of cash upon maturity or an earlier sale or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. If upon maturity of the Notes, you receive shares of the Least Performing Underlying (the “Underlying Shares”) and cash in lieu of any fractional Underlying Share, you should generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional Underlying Share and the pro rata portion of your tax basis in the Notes that is allocable to such fractional Underlying Share, based on the amount of cash received and the fair market value of the Underlying Shares received. Although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any Underlying Shares received. You should generally have a basis in the Underlying Shares equal to your tax basis in the Notes, other than any amount allocated to a fractional Underlying Share. The holding period for such Underlying Shares should start on the day after receipt. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

Free Writing Prospectus
General	FWP-6

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Contingent

Income Barrier Notes Linked to the

Least Performing of Chevron

Corporation, EOG Resources, Inc.,

and Pioneer Natural Resources

Company

December 12, 2017

Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Information Relating to the Underlyings	FWP-13
Events of Default and Acceleration	FWP-18
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-18

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58